Filed pursuant to Rule 424(b)(3)
File No. 333-264570

EATON VANCE TAX-MANAGED GLOBAL BUY-WRITE OPPORTUNITIES FUND
Supplement to Prospectus dated April 29, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended December 31,
	2023	2022	2021	2020	2019
Net asset value – Beginning of year	$8.380	$10.930	$10.300	$10.470	$9.690
Income (Loss) From Operations
Net investment income(1)	$0.095	$0.102	$0.079	$0.087	$0.129
Net realized and unrealized gain (loss)	1.273	(1.810)	1.421	0.615	1.523
Total income (loss) from operations	$1.368	$(1.708)	$1.500	$0.702	$1.652
Less Distributions
From net investment income	$(0.125)	$(0.112)	$(0.164)	$(0.080)	$(0.142)
From net realized gain	(0.305)	(0.651)	(0.527)	(0.436)	(0.089)
Tax return of capital	(0.268)	(0.080)	(0.181)	(0.356)	(0.641)
Total distributions	$(0.698)	$(0.843)	$(0.872)	$(0.872)	$(0.872)
Premium from common shares sold through shelf offering(1)	$—	$0.001	$0.002	$—	$—
Net asset value – End of year	$9.050	$8.380	$10.930	$10.300	$10.470
Market value – End of year	$7.770	$7.760	$11.190	$9.680	$10.370
Total Investment Return on Net Asset Value(2)	17.88%	(15.73)%	15.19%	8.55%	18.05%
Total Investment Return on Market Value(2)	9.29%	(23.77)%	25.48%	3.00%	18.88%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$991,944	$918,958	$1,189,319	$1,107,600	$1,125,503
Ratios (as a percentage of average daily net assets):
Expenses	1.11%(3)	1.11%(3)	1.09%	1.10%	1.10%
Net investment income	1.09%	1.11%	0.74%	0.91%	1.26%
Portfolio Turnover	5%	12%	3%	7%	2%

(See related footnotes.)

	Year Ended December 31,
	2018	2017	2016	2015	2014
Net asset value – Beginning of year	$11.590	$10.710	$11.560	$12.290	$13.130
Income (Loss) From Operations
Net investment income(1)	$0.141	$0.135	$0.163	$0.183	$0.233
Net realized and unrealized gain (loss)	(0.950)	1.850	0.155	0.255	0.095
Total income (loss) from operations	$(0.809)	$1.985	$0.318	$0.438	$0.328
Less Distributions
From net investment income	$(0.129)	$(0.149)	$(0.155)	$(0.183)	$(0.242)
From net realized gain	(0.550)	—	—	—	—
Tax return of capital	(0.413)	(0.956)	(1.013)	(0.985)	(0.926)
Total distributions	$(1.092)	$(1.105)	$(1.168)	$(1.168)	$ (1.168)
Premium from common shares sold through shelf offering(1)	0.001	—	—	—	—
Net asset value – End of year	$9.690	$11.590	$10.710	$11.560	$12.290
Market value – End of year	$9.530	$11.920	$10.070	$11.230	$11.020
Total Investment Return on Net Asset Value(2)	(7.72)%	19.28%	3.46%	3.92%	2.97%
Total Investment Return on Market Value(2)	(11.76)%	30.47%	0.14%	12.59%	0.19%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,040,883	$ 1,236,915	$ 1,139,577	$ 1,230,445	$ 1,308,077
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.09%	1.09%	1.10%	1.09%	1.10%
Net investment income	1.27%	1.20%	1.50%	1.50%	1.80%
Portfolio Turnover	4%	1%	8%	7%	2%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended December 31, 2023 and 2022).
(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

March 22, 2024